UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 26, 2009

NOVADEL PHARMA INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-32177	22-2407152
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(I.R.S. Employer Identification No.)

 25 Minneakoning Road

Flemington, New Jersey 08822

(Address of principal executive offices) (Zip Code)

(908) 782-3431

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 26, 2009, NovaDel Pharma Inc., a Delaware corporation (the “Company”) entered into a Common Stock Purchase Agreement (the "Agreement") with Seaside 88, LP ("Seaside") relating to the offering and sale of a total of up to 13,000,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the "Common Stock") (the “Offering”). The Agreement requires the Company to issue and sell, and Seaside to purchase, 500,000 shares of the Company’s Common Stock once every two (2) weeks, subject to the satisfaction of customary closing conditions, for twenty-six (26) closings over a fifty-two (52) week period. At the initial closing, the offering price of the Company’s Common Stock will equal 87% of the volume weighted average trading price of the Common Stock during the trading day immediately prior to the initial closing date. At each subsequent closing, on each 14th day thereafter, the offering price of the Company’s Common Stock will equal 87% of the volume weighted average trading price of the Common Stock for the ten-day trading period immediately preceding each subsequent closing date. If, with respect to any subsequent closing, the volume weighted average trading price of the Company’s Common Stock for the three trading days immediately prior to such closing is below $0.25 per share, then the particular subsequent closing will not occur and the aggregate number of Shares to be purchased shall be reduced by 500,000 shares of Common Stock.

In addition, the Agreement provides that Seaside will not be able to purchase, and the Company will not be able to issue and sell, in the aggregate, more than 19.9% of the Company’s outstanding shares of Common Stock as of the date of the Agreement.

The Agreement provides that the Company may, at its sole discretion, upon thirty days' prior written notice to Seaside, terminate the Agreement after the fifth subsequent closing and prior to the sixth subsequent closing. The Agreement contains customary representations and warranties and covenants for each party, which must be true and have been performed at each closing. In addition, Seaside has agreed not to engage in short sales of the Company’s Common Stock during the term of the Agreement.

The Company has agreed to indemnify and hold harmless Seaside against certain liabilities in connection with the issuance and sale of the Shares under the Agreement. The Company expects the initial closing to occur, subject to the satisfaction of customary closing conditions, after receipt of NYSE Amex approval.  Assuming a volume weighted average trading price of $0.31 per share, and an offering price of $0.27 per share at the initial closing, the Company expects to raise approximately $135,000 at the initial closing, before estimated offering expenses, from the sale of the shares of Common Stock at such closing.

The Offering is made pursuant to the Company's shelf registration statement on Form S-3 (File No. 333-159485), which was declared effective by the Securities and Exchange Commission on June 23, 2009. The Company, pursuant to Rule 424(b) under the Securities Act of 1933, will file with the Securities and Exchange Commission a prospectus supplement relating to the Offering.

The foregoing is only a summary of the material terms of the Agreement and does not purport to be a complete description of the rights and obligations of the parties thereunder. The foregoing description is qualified in its entirety by reference to the Common Stock Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference. This Current Report on Form 8-K contains forward-looking statements that involve risk and uncertainties, such as statements related to the anticipated subsequent closings of the Offering and the amount of net proceeds expected from the Offering. The risks and uncertainties involved include the Company's ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks detailed from time to time in the Company's periodic filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2008 and its quarterly report on Form 10-Q for the quarter ended March 31, 2009.

Item 8.01	Other Events

On June 29, 2009, the Company issued a press release announcing the Offering described above.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit No.	Description

10.1	Common Stock Purchase Agreement, by and between NovaDel Pharma Inc. and Seaside 88, LP, dated June 26, 2009.
99.1	Press Release of NovaDel Pharma Inc. dated June 29, 2009, titled “NovaDel Receives Commitment of Investment Fund to Purchase up to 13.0 Million Shares over the Next 12 Months.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

 June 30, 2009

NovaDel Pharma Inc.

By:	/s/ Steven B. Ratoff
Name:	Steven B. Ratoff
Title:	Interim President and Chief Executive Officer, Interim Chief Financial Officer and Corporate Secretary